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                                                                   EXHIBIT 10.34

                      MCI WORLDCOM ON-NET VOICE AGREEMENT

This On-Net Voice Agreement (the "Agreement") for services described below is made by and between MCI WORLDCOM Communications, Inc., formerly known as and doing business as WorldCom Technologies, Inc., for itself and on behalf of its U.S.-based affiliates ("MCI WorldCom"), and

Customer Name:  APERIAN, INC. (hereinafter "Customer")

Address:  14131 Midway Road, Suite 800, Addison, Texas  75001

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Customer agrees to an On-Net Voice term plan and Annual Volume Commitment
("AVC") or Monthly Volume Commitment ("MVC") as set forth in Schedule A, attached hereto and incorporated herein. Effective upon the next billing cycle following MCI WorldCom's execution of this Agreement ("Effective Date"), Customer shall pay the rates and receive the discounts for On-Net Voice Service associated with the selected Term and Monthly Volume Commitment (MVC) or Annual Volume Commitment (AVC) as set forth in WTI Tariff FCC No. 2 (such discounts referred to herein as the "Base Discounts") with the exceptions shown on Schedule A. Except as expressly provided to the contrary, the discounts and/or rates set forth in Schedule A are in lieu of, and not in addition to, any discounts, promotions and/or credits (Tariffed or otherwise). AVC or MVC is calculated net of discounts. All charges for other services, if any, will be as set forth in the Tariffs applicable to those services at the time they are provided to Customer.

SERVICE PROVISIONING AND RECEIPT: MCI WorldCom will provide to Customer interstate and international Services pursuant to WTI Tariff FCC No. 1, and all other applicable Tariffs of MCI WorldCom and its U.S.-based affiliates (collectively, the "Tariff"). This Agreement incorporates by reference the terms of the Tariff. MCI WorldCom may modify the Tariff from time to time in accordance with law and thereby affect the services furnished to Customer. In the event of inconsistency between the terms of the Tariff and this Agreement, the Tariff will be deemed controlling. The rates set forth in the Tariff do not include, and the discounts set forth in this Agreement and the Tariff do not apply to, the following: charges for MCI WorldCom services other than those set forth in this Agreement; non-Tariffed products, access or egress (or related) charges imposed by third parties; taxes or tax-like surcharges; and other Tariffed charges. Customer agrees to pay all these additional charges, to the extent applicable, in addition to the charges set forth in this Agreement. If MCI WorldCom voluntarily or involuntarily as a result of government or judicial action cancels the Tariff in whole or in part, then effective on such cancellation this Agreement shall, as to canceled Tariff provisions previously applicable to this Agreement, incorporate by reference the substantively similar provisions of MCI WorldCom's standard Guide to Services and Pricing ("Guide"), as amended by MCI WorldCom from time to time. For purposes of such provisions, all references to the Tariff shall include reference to the Guide.

TARIFF OPTION: MCI WorldCom shall, if required, file a Tariff option (a "Tariff Option") consistent with the terms of Schedule A, which is incorporated into this Agreement by this reference.

SERVICE CONSIDERATIONS: This Agreement shall be binding upon acceptance by MCI WorldCom. Acceptance of this Agreement by MCI WorldCom is subject to Customer meeting the terms and conditions set forth in the Tariffs and the MCI WorldCom Commercial Customer Profile Attachment. The initial Term of this Agreement shall begin not later than the first day of the first full monthly billing period following acceptance of this Agreement by MCI WorldCom ("Agreement Start Date") Customer shall not disclose the terms of this Agreement to any third party.

APPLICABLE SERVICES: This On-Net Voice Agreement includes only those services set forth in this Agreement and its attachments.

INTERNET SERVICES: Should Customer choose to order Internet Service under an MCI WorldCom Internet Services Agreement ("Internet Agreement") that provides that charges for these Internet services will contribute toward the AVC or MVC of this Agreement, then MCI WorldCom shall allow such contribution subsequent to Customer's execution of the Internet Agreement. In addition, Customer shall be eligible to receive a discount on the charges for Internet Services as set forth in the Internet Agreement. Internet Service monthly recurring and usage charges, after the application of discounts, shall contribute to the AVC or MVC if permitted in the Internet Agreement.

PAGING: Should Customer choose to order Voice Paging Service under an MCI WorldCom Paging Agreement ("Paging Agreement") that provides that charges for paging services will contribute towards the AVC or MVC of this Agreement, then MCI WorldCom shall allow such contribution subsequent to Customer's execution of the Paging Agreement. In addition, Customer shall be eligible to receive a discount on the charges for paging services as set forth in the Paging Agreement.

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Voice Paging Service monthly recurring and usage charges, after the application of discounts, shall contribute to the AVC or MVC if permitted in the Paging Agreement.

MCI WORLDCOM LOCAL SERVICE: Where MCI WorldCom has received applicable regulatory approval and filed the necessary Tariff(s), Customer will be eligible to receive a discount based upon the AVC or MVC and Term indicated in Schedule A on its eligible monthly charges for MCI WorldCom facilities-based local exchange service. Local exchange service is provided by an MCI WorldCom affiliate and is subject to the terms and conditions of the On-Net Voice Term Plan program set forth in the applicable state Tariffs and price lists.

AVC UNDERUTILIZATION AND EARLY TERMINATION CHARGES: Underutilization Charges:
For Customers with an AVC as set forth in Schedule A, if at the end of any Annual Period (as hereinafter defined), Customer's Qualifying Volume (as defined in the Tariff) during such Annual Period fails to meet or exceed the AVC, Customer shall pay, in addition to all other charges under this Agreement, the difference between the AVC and Customer's Qualifying Volume during such Annual Period. Any Underutilization Charges will be waived for the first three full billing months of this Agreement. For purposes of this Agreement, "Annual Period" means the consecutive twelve (12) month period commencing on the Agreement Start Date hereof and each consecutive twelve (12) month period thereafter during the Term or any renewal Term hereof. Early Termination
Charges: If Customer terminates On-Net Voice service prior to the expiration of the Term, Customer will be required to pay, in addition to all accrued but unpaid charges through the date of such termination, the difference between Customer's actual Qualifying Volume and the AVC for the year of termination. For each subsequent year of the Term, Customer shall be required to pay 50% of the AVC.

MVC UNDERUTILIZATION AND EARLY TERMINATION CHARGES: Underutilization Charges:
For Customers with an MVC as set forth in Schedule A, if at the end of any Monthly Period (as hereinafter defined), Customers's Qualifying Volume (as defined in the Tariff) during such Monthly Period fails to meet or exceed the MVC, Customer shall pay, in addition to all other charges under this Agreement, the difference between the MVC and Customer's Qualifying Volume during such Monthly Period. Any Underutilization Charges will be waived for the first three full billing months of this Agreement. For purposes of this Agreement, "Monthly Period" means the period reflected on each monthly invoice. Early Termination
Charges: If Customer terminates On-Net Voice service prior to the expiration of the Term, Customer will be required to pay, in addition to all accrued but unpaid charges through the date of such termination, the difference between Customer's actual Qualifying Volume and the MVC for the remaining months of the year of termination. For each subsequent year of the Term, Customer shall be required to pay 50% of the MVC for each remaining month in the term.

CONVERSION FROM EXISTING MCI WORLDCOM TERM AGREEMENTS: If Customer meets the conditions stated under "Termination without Liability" in the Tariff, enrollment in this Agreement will cause an existing MCI, WorldCom Technologies, Inc. or MCI WorldCom term plan agreement to terminate automatically without incurring Early Termination Charges. Termination and underutilization liability charges may apply if Customer is ineligible for conversion from existing MCI, WorldCom Technologies, Inc. or MCI WorldCom term plans without liability and/or all services are not converted to On-Net Voice.

GOVERNING LAW: This Agreement, and all causes of action arising out of this Agreement, will be subject to the Communications Act of 1934, as amended (the "Act"), or, if any part of this Agreement is not governed by the Act, by the domestic law of the State of New York without regard to its choice of law principles.

ASSIGNMENT: Neither this Agreement, nor any rights or obligations of Customer in this Agreement, shall be transferable or assignable by Customer without MCI WorldCom's prior written consent and any attempted transfer or assignment hereof by Customer not in accordance herewith shall be null and void.


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                     MCI WORLDCOM ON-NET SERVICE AGREEMENT
                                   SCHEDULE A

A. Customer agrees to an On-Net Voice term plan with a FIVE (5) year commitment ("Term") and TWELVE MILLION DOLLARS ($12,000,000) Annual Volume Commitment ("AVC").

B. Term; Contract Year. The "Term" will begin on MCI WorldCom's execution of this Agreement ("Contract Date") and end SIXTY (60) months following the Effective Date. The "Ramp Period" shall commence on the Contract Date and continue for a period of TWENTY-FOUR (24) months following the Effective Date. Each consecutive twelve (12) Monthly Period of the Term commencing on the expiration of the Ramp Period and on each anniversary of said expiration will be a "Contract Year." Commencing with the Effective Date and at all times during the Ramp Period thereafter, Customer will receive the rates, discounts, charges and credits set forth herein and will not be subject to any minimum usage requirements.

     (1) Ramp Period Minimum. Customer's usage charges must equal or exceed
     SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000)("Ramp Period Minimum") by the 24th month of the Ramp Period.
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ADDITIONAL ATTACHMENTS: This Agreement incorporates the following Attachment(s):
Attachment A - T3 Internet Service
Attachment B - OC3 Internet Service
Attachment C - Business Downturn
Attachment D - Competitive Match
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ACCEPTANCE DEADLINE: This Agreement shall be of no force and effect and the offer contained herein shall be deemed withdrawn unless this Agreement is executed by Customer and delivered to MCI WorldCom on or before APRIL 21, 2000.
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C. During the Term, Customer will receive an additional TEN PERCENT (10%)
Branch Authorized Discount (BAD) on all domestic and international long distance usage charges.

D. Interstate Outbound and Inbound Service. During the Term, Customer will receive the standard term and volume discounts which will be applied to the standard base rate, before the application of applicable Tariffed discounts, including BAD, for On-Net Service domestic intrastate calls (excluding calling card).

E. Intrastate Outbound and Inbound Service. During the Term, Customer will receive the standard term and volume discounts which will be applied to the standard base rate, before the application of applicable Tariffed discounts, including BAD, for On-Net Service domestic intrastate calls (excluding calling card).

Notwithstanding any references to "Effective Discount" as set forth below, for calling within the states listed, Customer will pay the applicable Tariffed and effective state rates and charges for On-Net voice Service usage. Customer nevertheless will receive a monthly recurring credit against interstate and international charges in an amount equal to a calculated percent of the usage charges resulting from application of the Tariffed and effective state rates for On-Net voice Service usage, excluding Calling Card, Operator Services and Directory Assistance. (All "Effective Discount" calculations that yield the amount of said interstate credit are not to be construed or interpreted as a discount off Tariffed and effective state rates or charges; rather, they are being made solely to ascertain the credit amount to be applied against interstate and international charges.)

F. International Outbound Service. During the Term, Customer will receive the standard term and volume discounts, which will be applied to the standard base rate before the application of applicable Tariffed discounts, including BAD, for On-Net Service international outbound calls (excluding calling card).

G. International Toll Free Service. During the Term, Customer will receive the standard term and volume discounts which will be applied to the standard base rate, before the application of applicable Tariffed discounts, including BAD, for On-Net Service international toll free service (ITFS) calls (excluding calling card).


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H. Calling Card Service. During the Term, Customer will receive the standard term and volume discounts which will be applied to the standard base rate, before the application of applicable Tariffed discounts, including BAD, for On-Net Service domestic calling card calls.

I. Private Line Service. During the Term, Customer will receive the standard term and volume discounts which will be applied to the standard base rate, before the application of applicable Tariffed discounts, including BAD, for private line service.


DATA

A. Frame Relay Service. During the Term, Customer will receive the standard term and volume discounts which will be applied to the standard base rate for On-Net Service frame relay. Discounts will be applied to Customer's Charges for Service during the Customer Commitment Period. Discounts will apply to the Network Port base rates and Committed Information Rate (CIR) base rates, only.

ENTIRE AGREEMENT: This Agreement, including the Tariff and the Attachments referenced above, is the complete agreement of the parties and supersedes any prior agreements on representations, whether oral or written, with respect thereto. Except for Tariff modifications initiated by MCI WorldCom, no amendment to this Agreement will be valid unless each such change is accepted in writing by an authorized representative of both parties.

Any capitalized terms not expressly defined in an Attachment to this Agreement shall have the meaning given to such term in this Agreement.

IN WITNESS WHEREOF, the parties have accepted and signed this Agreement and the individuals signing below warrant and represent that they have the full legal and regulatory authority to enter into this Agreement for and on behalf of the respective parties.

MCI WORLDCOM COMMUNICATIONS, INC.            APERIAN, INC.

By:  /s/ FRANK GRILLO                        By:  /s/ MARK SLOSSON
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     (Authorized Representative)                  (Authorized Representative)

     Frank Grillo, V.P. Marketing                 Mark Slosson
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     (Title)                                      (Print Name)

     4-19-00                                      4-14-00
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     (Effective Date)                             (Date)